Exhibit 10.5

Wright

Merger Payment and Restrictive Covenant Agreement

THIS MERGER PAYMENT AND RESTRICTIVE COVENANT (this “Agreement”) is made and entered into this 3rd day of May, 2016 by and between Bill D. Wright (“Executive”), Your Community Bankshares, Inc., an Indiana corporation (“Seller”), Your Community Bank (“Seller Sub”), Wesbanco, Inc., a West Virginia corporation (“Wesbanco”) and Wesbanco Bank, Inc. (“Wesbanco Bank”) (hereinafter, Seller, Seller Sub, Wesbanco and Wesbanco Bank shall be referred to collectively as the “Employer”).

WHEREAS, the Executive is a party to an Employment Agreement initially dated December 18, 2006 and as amended May 22, 2009 and August 24, 2009 with Seller (as amended, the “Employment Agreement”);

WHEREAS, Seller, Seller Sub, Wesbanco and Wesbanco Bank are parties to that certain Agreement and Plan of Merger by which Seller will be merged with and into Wesbanco and Seller Sub will be merged with and into Wesbanco Bank (the “Mergers”);

WHEREAS, if the Mergers occur, the Executive will have a termination of employment from his pre-Merger employer from after the date on which the Mergers are consummated (the “Merger Date”);

WHEREAS, the Executive, Seller, Seller Sub, Wesbanco and Wesbanco Bank hereby desire to specify the payment to be made to the Executive under the Employment Agreement on the Merger Date and the Restrictive Covenants the Executive agrees to be bound after the Merger Date.

NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the parties agree as follows:

1.	Payments to Executive on Merger Date. On the Merger Date:

a.	Wesbanco will pay Executive $374,423 in a single cash payment;

b.	Wesbanco will pay the Executive $120,000 in a single cash payment as consideration for the Restrictive Covenants set forth in this Agreement;

c.	All non-vested Restricted Stock Units shall be vested, converted to shares and the consideration to be paid in the Merger delivered to the Executive; and

d.	Upon receipt of the foregoing payments, the Employment Agreement between the Executive and Seller and Seller Sub shall be of no further force and effect.

2.	Restrictive Covenants. Effective on the Merger Date, the following covenant (the “Restrictive Covenants”) shall be in force for the periods indicated:

(a)	Enforceability. These Restrictive Covenants commence on the Merger Date and shall remain in effect for the respective periods indicated below. The Executive acknowledges that

Executive has received sufficient consideration for the reinstatement of the Restrictive Covenants, including, but not limited to, the consideration set forth in Section 1(b) of this Amendment to the Employment Agreement as of the Merger Date. The Executive further acknowledges that the Restrictive Covenants are reasonable in scope (including, the geographic and temporal limitations) and necessary to protect the business and goodwill of the Employer and that the Employer would be irreparably harmed if the Executive violates any one or more of the Restrictive Covenants. Accordingly, in addition to any other remedy the Employer may have at law or in equity:

(i)	The Employer shall be entitled to an injunction, restraining order or other writ or order restraining the Executive from violating the Restrictive Covenants; and

(ii)	As liquidated damages, a sum equal to $100,000 as a claw back of a portion of the consideration provided to the Executive in consideration for the Restrictive Covenants, an amount the Executive recognizes as an equitable and fair amount in view of the Executive’s violation of one or more of the Restrictive Covenants.”

(b)	Specific Covenants and Duration. The Executive agrees that after the Merger Date he will not:

(i)	For a period of six (6) moths after the Merger Date, directly or indirectly and in any way, whether as a principal or as director, officer, employee consultant, agent, partner or shareholder of another entity (other than by the ownership of a passive investment interest of not more than 5% in a company with publically traded equity securities) own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business located within 75 miles of any operation or banking branch of the Employer or any of its direct or indirect subsidiaries that competes with any business of the Employer or its direct or indirect subsidiaries,

(ii)	For a period of one (1) year after the Merger Date, interfere with, solicit on behalf of another or attempt to entice away from the Employer any project, loan, arrangement, agreement, financing or customer of the Employer or any of its direct or indirect subsidiaries or any contract, agreement or arrangement that the Employer or any of its direct or indirect subsidiaries is actively negotiating with any other party, or any prospective business opportunity that the Employer has identified;

(iii)	For a period of one (1) year after the Merger Date, for himself or another, hire, attempt to hire, or assist in or facilitate in any way the hiring of any employee of the Employer or any of its direct or indirect subsidiaries; and

(iv)	For a period of one (1) year after the Merger Date, disparage the reputation or character, image or products or services of the Employer or its direct or indirect subsidiaries, its officers, directors, employees or suppliers, agent and servants.

3.	Governing Law and Jurisdiction. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States, where applicable, and otherwise by the laws of the State of West Virginia, without regard to its principles of conflicts of laws. Any dispute arising out of this Employment Agreement shall be heard in a court of competent jurisdiction over cases and controversies arising in Wheeling, West Virginia.

INTEDING TO BE legally bound, the parties hereto put their hands and seals on the date first written above:

Your Community Bankshares, Inc.	Bill D. Wright

/s/ James D. Rickard	/s/ Bill D. Wright
By: James D. Rickard

Your Community Bank	Wesbanco, Inc.

/s/ Kevin J. Cecil	/s/ Todd F. Clossin
By: Kevin J. Cecil	By: Todd F. Clossin

Wesbanco Bank, Inc.

/s/ Todd F. Clossin
By: Todd F. Clossin

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